EXHIBIT 99.2

2013 ANNUAL GENERAL MEETING	Notice of Annual General Meeting of Shareholders Management Information Circular
Place:	Corvus Gold Inc. Main Boardroom 2300 – 1177 West Hastings Street Vancouver, BC V6E 2K3
Time:	9:00 a.m. (Vancouver time)
Date:	Tuesday, October 29, 2013

CORVUS GOLD INC.

CORPORATE DATA	Head Office Suite 2300, 1177 West Hastings Street Vancouver, B.C. V6E 2K3

Directors and Officers
Steven Aaker, Director
Anton Drescher, Director
Catherine Gignac, Director
Rowland Perkins, Director and Chair
Jeffrey Pontius, Director
Edward Yarrow, Director
Jeffrey Pontius – Chief Executive Officer
Russell Myers – President
Carl Brechtel – Chief Operating Officer
Lawrence Talbot, Vice President & General Counsel
Quentin Mai, Vice President, Business Development
Peggy Wu, Chief Financial Officer
Marla Ritchie, Corporate Secretary

Registrar and Transfer Agent Computershare Investor Services Inc. 510 Burrard Street, 3rd Floor, Vancouver, B.C. V6C 3B9
Legal Counsel (Canada) Gowling Lafleur Henderson LLP 2300 – 550 Burrard Street Vancouver, B.C. V6C 2B5
Auditor MacKay LLP, Chartered Accountants 1100 – 1177 West Hastings Street Vancouver, B.C. V6E 4T5
Listing Toronto Stock Exchange OTCQX Symbol “KOR” Symbol “CORVF”

CORVUS GOLD INC.

Suite 2300 – 1177 West Hastings Street
Vancouver, BC, V6E 2K3

NOTICE OF 2013 ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the 2013 Annual General Meeting of CORVUS GOLD INC. (the “Company”) will be held in the Main Boardroom, Suite 2300 – 1177 West Hastings Street, in the City of Vancouver, British Columbia, CANADA, on Tuesday, the 29th day of October, 2013 at the hour of 9:00 o’clock in the forenoon (Vancouver time) for the following purposes:

1.
TO receive the audited consolidated financial statements of the Company for the fiscal year ended May 31, 2013 (with comparative statements relating to the previous fiscal year), together with the report of the Auditors thereon;

2.	TO fix the number of directors of the Company at six (6) persons;

3.	TO elect the directors of the Company for the ensuing year;

4.	TO appoint Auditors for the fiscal year ending May 31, 2014 and to authorize the directors to fix their remuneration;

5.
TO consider and, if thought fit, pass, with or without variation, an ordinary resolution approving the amended 2010 incentive stock option plan of the Company, as more particularly described in the accompanying Information Circular;

6.
TO amend the current articles of the Company to incorporate advance notice provisions with respect to the election of directors of the Company as more particularly described in the accompanying Information Circular; and

7.	TO transact such further or other business as may properly come before the meeting and any adjournment or adjournments thereof.

Shareholders of the Company who are unable to attend the meeting in person are requested to complete, sign and date the enclosed Proxy/Voting Instruction Form and to mail it to or deposit it with Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.  In order to be valid and acted upon at the meeting, an executed Proxy/VIF must be received by Computershare prior to 4:30 p.m. (Vancouver Time) on Thursday, October 24, 2013.  Proxies/VIF’s may not be delivered to the Chairman at the meeting.

The Company has fixed the close of business on the 19th day of September, 2013 as the record date for the determination of shareholders who are entitled to receive notice of, and to vote at, the 2013 annual general meeting of shareholders.  The transfer books of the Company will not be closed.  Only shareholders of the Company of record as at that date are entitled to receive notice of and to vote at the meeting.

The accompanying Information Circular provides additional information relating to the matters to be dealt with at the meeting and is incorporated into this notice.

Please advise the Company of any change in your address.

DATED at Vancouver, British Columbia, this 24th day of September, 2013.

BY ORDER OF THE BOARD
(signed) Jeffrey A. Pontius
Jeffrey A. Pontius, CEO

CORVUS GOLD INC.
Suite 2300, 1177 West Hastings Street
Vancouver, BC  V6E 2K3
Tel:  604.638-3246
Fax:  604.408-7499

INFORMATION CIRCULAR
For the Annual General Meeting to be held on October 29, 2013
(information is as at September 24, 2013, except as indicated)

This Information Circular is dated September 24, 2013 (“Information Circular”) and is being is furnished in connection with the solicitation of proxies by the management of CORVUS GOLD INC. (the “Company”) for use at the 2013 annual general meeting (the “Meeting”) of shareholders to be held on Tuesday, October 29, 2013 at the time and place and for the purposes set forth in the accompanying Notice of Meeting, and at any adjournment thereof.  All dollar amounts herein are in Canadian dollars unless otherwise stated.

REVOCABILITY OF PROXY

In addition to revocation in any other manner permitted by law, you may revoke an executed and deposited proxy by (a) except to the extent otherwise noted on such later proxy, signing new proxy bearing a later date and depositing it at the place and within the time required for the deposit of proxies, (b) signing and dating a written notice of revocation (in the same manner as a proxy is required to be executed as set out in the notes to the proxy) and either depositing it at the place and within the time required for the deposit of proxies or with the Chairman of the Meeting on the day of the Meeting prior to the commencement of the Meeting, or (c) registering with the Scrutineer at the Meeting as a registered shareholder present in person, whereupon any proxy executed and deposited by such registered shareholder will be deemed to have been revoked.

Only registered shareholders have the right to revoke a proxy.  If you are not a registered shareholder and you wish to change your vote you must, at least seven (7) days before the Meeting, arrange for the intermediary which holds your common shares to revoke the proxy given by them on your behalf.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited by Management.  Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made, without special compensation, by regular officers and employees.  The Company may reimburse shareholders’ nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining authorization from their principals to execute proxies.  No solicitation will be made by specifically engaged employees or soliciting agents.  The cost of solicitation will be borne by the Company.  None of the directors have advised that they intend to oppose any action intended to be taken by management as set forth in this Information Circular.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

PROXY INSTRUCTIONS

The persons named in the accompanying proxy are current directors and/or officers of the Company.  If a shareholder wishes to appoint some other person (who need not be a shareholder) to represent that shareholder at the Meeting the shareholder may do so, either by striking out the printed names and inserting the desired person’s name in the blank space provided in the proxy or by completing another proper proxy and in either case delivering the completed and executed proxy to the Company’s transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, CANADA  M5J 2Y1, not later than 4:30 p.m., Vancouver time, on Thursday, October 24, 2013 or, with respect to any matter occurring after the reconvening of any adjournment of the Meeting, not less than two business days prior to the day set for the recommencement of such adjourned Meeting.  Proxies delivered after such times will not be accepted.  In particular, proxies may not be delivered to the Chairman at the Meeting.

To be valid, the proxy must be dated and be signed by the shareholder or by a duly appointed attorney for such shareholder, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer.  If a proxy is signed by a person other than the registered shareholder, or by an officer of a registered corporate shareholder, the Chairman of the Meeting may require evidence of the authority of such person to sign before accepting such proxy.

THE SHARES REPRESENTED BY PROXY WILL, ON A POLL, BE VOTED OR WITHHELD FROM VOTING BY THE PROXY HOLDER IN ACCORDANCE WITH THE INSTRUCTIONS OF THE PERSON APPOINTING THE PROXYHOLDER ON ANY BALLOT THAT MAY BE CALLED FOR AND, IF A CHOICE HAS BEEN SPECIFIED WITH RESPECT TO ANY MATTER TO BE ACTED UPON, THE SHARES WILL BE VOTED ACCORDINGLY.

ON A POLL, IF A CHOICE WITH RESPECT TO SUCH MATTERS IS NOT SPECIFIED OR IF BOTH CHOICES HAVE BEEN SPECIFIED, THE PERSON APPOINTED PROXYHOLDER WILL VOTE THE SECURITIES REPRESENTED BY THE PROXY AS RECOMMENDED BY MANAGEMENT (WHICH, IN THE CASE OF THE MEETING, WILL BE IN FAVOUR OF EACH MATTER IDENTIFIED IN THE PROXY AND FOR THE NOMINEES OF MANAGEMENT FOR DIRECTORS AND AUDITORS).

The enclosed proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person(s) appointed proxyholder(s) thereunder to vote with respect to any amendments or variations of matters identified in the Notice of Meeting and which may properly come before the Meeting.  At the time of the printing of this Information Circular, management knows of no such amendment, variation or other matter which may be presented to the Meeting.

NON-REGISTERED SHAREHOLDERS

The information set out in this section is important to many shareholders as a substantial number of shareholders do not hold their shares in their own name.

Only registered shareholders or duly appointed proxyholders for registered shareholders are permitted to vote at the Meeting.  Most of the shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares.

More particularly, a person is not a registered shareholder in respect of shares of the Company which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either (a) in the name of an intermediary (the “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSP’s, RRIF’s, RESP’s and similar plans), or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)) of which the Intermediary is a participant.  As noted below, in accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the form of proxy/voting instruction form (collectively referred to as the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders.  Generally, if you are a Non-Registered Holder and you have not waived the right to receive the Meeting Materials you will either:

(a)
be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted to the number of shares beneficially owned by you, but which is otherwise not complete.  Because the Intermediary has already signed the proxy, this proxy is not required to be signed by you when submitting it.  In this case, if you wish to submit a proxy you should otherwise properly complete the executed proxy provided and deposit it with the Company’s Registrar and Transfer Agent, Computershare Investor Services Inc., as provided above; or

(b)
more typically, a Non-Registered Holder will be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy”, “proxy authorization form” or “voting instruction form”) which the Intermediary must follow.  Typically, the voting instruction form will consist of a one page pre-printed form.  Sometimes, instead of the one page printed form, the voting instruction form will consist of a regular printed proxy accompanied by a page of instructions that contains a removable label containing a bar-code and other information.  In order for the proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the proxy, properly complete and sign the proxy and return it to the Intermediary or its service company (not the Company or Computershare Investor Services Inc.) in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares that they beneficially own.  If you are a Non-Registered Holder and you wish to vote at the Meeting in person as proxyholder for the shares owned by you, you should strike out the names of the management designated proxyholders named in the proxy authorization form or voting instruction form and insert your name in the blank space provided.  In either case, you should carefully follow the instructions of your Intermediary, including when and where the proxy, proxy authorization or voting instruction form is to be delivered.

The materials with respect to the Meeting are being sent to both registered shareholders and Non-Registered Holders who have not objected to the intermediary through which their common shares are held disclosing ownership information about themselves to the Company (“NOBO’s”).  If you are a NOBO, and the Company or its agent has sent these materials to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary on your behalf.

If you are a Non-Registered Holder who has objected to the intermediary through which your common shares are held disclosing ownership information about you to the Company (an “OBO”), you should be aware that the Company does not intend to pay for intermediaries to forward the materials with respect to the Meeting, including proxies or voting information forms, to OBO’s and therefore an OBO will not receive the materials with respect to the Meeting unless that OBO’s intermediary assumes the cost of delivery.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Information Circular, none of the current directors or executive officers, no proposed nominee for election as a director, none of the persons who have been directors or executive officers since the commencement of the last completed financial year and no associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized capital of the Company consists of an unlimited number of common shares without par value.  As at September 19, 2013, 65,185,028 common shares without par value were issued and outstanding.  Each issued common share carries the right to one vote at the Meeting.

On a show of hands, every individual who is present and is entitled to vote as a registered shareholder or as a representative of one or more registered corporate shareholders will have one vote (regardless of how many shares such shareholder holds), and on a poll every shareholder present in person or represented by a valid proxy and every person who is a representative of one or more corporate shareholders will have one vote for each share registered in that shareholder’s name on the list of shareholders, which is available for inspection during normal business hours at Computershare Investor Services Inc. and will be available at the Meeting.  Shareholders represented by proxyholders are not entitled to vote on a show of hands.

Only shareholders of record on the close of business on September 19, 2013 (the “Record Date”), who either personally attend the Meeting or who complete and deliver a proxy in the manner and subject to the provisions set out under the heading “Proxy Instructions” will be entitled to have their shares voted at the Meeting or any adjournment thereof.

To the knowledge of the Company’s directors and officers, the following are the only persons or companies who beneficially own, directly or indirectly, or exercise control or discretion over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company:

Name of Shareholder	Number of Shares	Percentage of Issued and Outstanding
Tocqueville Asset Management, L.P.(1)	11,133,180	17.08%
AngloGold Ashanti (U.S.A.) Exploration Inc.(2)	8,698,876	13.34%

(1)
Tocqueville Asset Management, L.P. (“TAM”) is the investment advisor of a number of investment funds and managed accounts of private clients and institutional groups (collectively, the “Accounts”).  TAM does not itself own any securities of the Company, but has authority to exercise control or direction over certain securities of the Company as the investment advisor of the Accounts.  The number of shares reported is based upon information provided by TAM.

(2)
AngloGold Ashanti (U.S.A.) Exploration Inc. is an indirect wholly owned subsidiary of AngloGold Ashanti Limited, a South African public company whose securities are listed on the New York, Johannesburg, Ghanaian, London and Australian Stock Exchanges.

FINANCIAL STATEMENTS

The audited financial statements of the Company for the fiscal years ended May 31, 2013, and the accompanying management discussion and analysis, were filed on SEDAR on August 29, 2013.  If you wish to receive either or both of the annual audited financial statements and interim financial statements and accompanying MD&A for the 2013 fiscal year (which commenced on June 1, 2013), you must complete and return the “Annual/Interim Financial Statement and MD&A Request Form” accompanying this Information Circular.

ELECTION OF DIRECTORS

Election of Directors

There are presently six directors of the Company.  Accordingly, Management intends to place before the meeting for approval, with or without modification, a resolution fixing the number of directors for the time being at six.  It is therefore anticipated that there will be six directors to be elected at the Meeting.

Each director is elected annually and holds office until the next annual meeting of shareholders, unless that person ceases to be a director before then.  In the absence of instructions to the contrary, the shares represented by proxies will, on a poll, be voted in favour of the nominees herein listed.  Management does not contemplate that any of the nominees will be unable to serve as a director.

The Company has adopted a majority voting policy with respect to the election of directors– see Schedule A, “Statement of Corporate Governance Practices – Majority Voting Policy” for details.

The following table sets out the names of management’s nominees for election as directors, their province/state and country of residence, the positions and offices which they presently hold with, the length of time they have served as directors, their respective principal occupations or employments during the past five years and the number of shares which each beneficially owns, directly or indirectly, or over which control or direction is exercised as of the date of this Information Circular:

Name, Province/State and Country of Residence and Other Positions, if any, held with the Company	Date First Became a Director	Number of Shares Beneficially Owned Directly or Indirectly(1)
Steven Aaker(4)(5) Oregon, U.S.A. Director	August 25, 2010	205,000
Anton J. Drescher(2)(3) British Columbia, Canada Director	August 25, 2010	874,609
Rowland Perkins(2)(3)(4) Alberta, Canada Director and Chair	August 25, 2010	15,000
Jeffrey A. Pontius(5) Colorado, U.S.A. Director and CEO	August 25, 2010	3,055,032
Edward Yarrow(2)(5) British Columbia, Canada Director	August 25, 2010	132,000
Catherine Gignac(3)(4) Ontario, Canada Director	August 16, 2013	25,000

(1)
The foregoing information as to province/state and country of residence and number of shares held, not being within the knowledge of the Company, has been furnished by the respective nominees themselves.

(2)	Member of Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Corporate Governance and Nominating Committee

(5)	Member of the Sustainable Development Committee.

There is no executive committee of the board of directors.

Unless otherwise stated, each of the below-named nominees has held the principal occupation or employment indicated for the past five years (information provided by the respective nominees):

Steven Aaker (Director) – Mr. Aaker has more than 35 years’ experience in the mining industry, including 21 years’ association with the Franco-Nevada royalty portfolio, serving as Chief of US

Operations for Franco-Nevada Corporation (New Franco) from 2007-2010, as Group Executive for Newmont Capital Limited from 2002 to 2007 and, prior to the acquisition of Franco-Nevada Mining Company Limited (Old Franco-Nevada) by Newmont Mining Company in 2002, as Vice President for Old Franco-Nevada, Euro-Nevada Mining Corp. Ltd. and Redstone Resources Inc.  Mr. Aaker has been associated with the majority of the U.S. acquisitions made by the Franco-Nevada companies.  Currently, Mr. Aaker is, and prior to joining Old Franco-Nevada was, an independent geological consultant.  Mr. Aaker holds a Bachelor’s degree in geology from the University of Colorado.

Anton J. Drescher (Director) – Mr. Drescher has been a Certified Management Accountant since 1981.  He has been Chief Financial Officer and a director of Oculus VisionTech Inc., a public company listed for trading on the TSXV and the OTC Bulletin Board, since December 1994, which company is involved in streaming video and video-on-demand.  He has also been a director of International Tower Hill Mines Ltd., a public mineral exploration and development company listed on the TSX and NYSE MKT, since 1991, a director of Dorato Resources Inc., a public mineral exploration company listed on the TSXV, since 1996; president of Westpoint Management Consultants Limited, a private company engaged in tax and accounting consulting for business reorganizations since 1979; President of Harbour Pacific Capital Corp., a private British Columbia company involved in regulatory filings for businesses in Canada, since 1998; a director of Trevali Mining Corporation, a public natural resource company listed on the TSX, since 2007 and the president and a director of Ravencrest Resources Inc. since 2007.

Catherine Gignac – Ms. Gignac has served as a mining equity research analyst where she covered the mining and minerals sector, including large-cap to small-cap precious and base metal mining companies, for approximately 25 years at several global brokerage firms (UBS Securities, RBC Capital Markets, Merrill Lynch Canada) as well as independent boutique firms (Wellington West Capital Markets, Loewen Ondaatje McCutcheon, and Dundee Securities), and was most recently with Northland Capital Partners.  She is a member and has served as President of the Mineral Resources Analyst Group, is a member of the CFA Institute, the Canadian Institute of Mining and Metallurgy and the Prospectors and Developers Association of Canada.  Ms. Gignac received a Bachelor of Science (Hons. – Geology) in 1983 from McMaster University.

Rowland Perkins (Director) - Mr. Perkins is currently the President & CEO of ebackup Inc. (est. 2001); a digital cloud data service provider specializing in Cloud Services, Data Backup and Business Continuity.  Mr. Perkins has over 35 years of business experience and 20 years with public companies. In addition, Mr. Perkins is a Director of several publicly traded companies; Corvus Gold Inc. since 2010, Oculus Visiontech (formerly USA Video Interactive Corporation) since January 2005, Strikepoint Gold since 2011, Dorato Resources since 2011, and was a former Director of International Tower Hill Mines from 2005 to 2010. Mr. Perkins has a degree in Economics from the University of Manitoba (1972).

Jeffrey A. Pontius – Mr. Pontius has been, since August, 2010, the Chief Executive Officer and a director of the Company.  He has over 30 years of geological experience and possesses a distinguished track record of successful discovery that includes three precious metal deposits.  Significantly, during 1989-1996, as Exploration Manager of Pikes Peak Mining Company (a subsidiary of NERCO Mineral Co. and Independence Mining Company), he managed the large district scale exploration program resulting in the discovery of the Cresson Deposit at Cripple Creek, Colorado, containing over 5 million ounces of gold.  He spent 1999 to 2006 at AngloGold Ashanti (USA) Exploration Inc., starting as Senior US Exploration Manager, and became North American Exploration Manager and also a Director of Anglo American (USA) Exploration Inc.  He left AngloGold Ashanti to become the President and Chief Executive Officer of ITH in August, 2006 and continue the exploration programs he started at AngloGold.  Mr. Pontius served as CEO of ITH until May, 2011, when he became a director.  Mr. Pontius holds a Masters Degree from the University of Idaho (Economic Geology), a BSc from Huxley College of Environmental Studies (Environmental Science) and a BSc from Western Washington University (Geology).  He also holds director positions with several natural resource exploration and development companies.

Edward Yarrow – Mr. Yarrow is a senior economic geologist with over 35 years experience in the minerals industry.  He has been involved in a number of discoveries of massive sulphide, magmatic nickel, tungsten and gold during this timeframe, and has extensive experience in commercial and legal aspects of the mineral exploration business and new business development in a number of different countries.  Recently retired from Anglo American plc., he was, from 2000 until December, 2009, the Vice-President, Exploration Division, North America Europe for Anglo American and President and a Director of Anglo American Exploration (Canada) Ltd. (2002 - 2009).  Prior to that, he was the Vice President, Exploration for Hudson Bay Mining and Smelting Co. Ltd., responsible for regional and mine exploration in the Flin Flon mining camp, since 1995.  Mr. Yarrow is a member of the Association of Professional Engineers & Geoscientists of both B.C. and Manitoba.

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions

1.
No proposed director is, as at the date of this Information Circular, or has been within ten years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company (including the Company) that:

(a)	was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)
was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term “order” means:

(a)           a cease trade order;

(b)           an order similar to a cease trade order; or

(c)	an order that denied the relevant company access to any exemption under securities legislation,

that was in effect for a period of more than 30 consecutive days.

2.	No proposed director:

(a)
is, as at the date of this information circular, or has been within the ten years before the date of this information circular, a director or executive officer of any company (including the Company) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

(b)
has, within ten years before the date of this information circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or has a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

3.	Except as noted below, no proposed director has been subject to:

(a)
any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in deciding whether to vote for a proposed director.

In December 1987, pursuant to a decision of the British Columbia Securities Commission, Anton Drescher, a current director of the Company, was denied statutory exemptions for a 24 month period as consequence of failing to carry out adequate due diligence in the preparation of an offering document for Banco Resources Ltd.  As result of this decision, Mr. Drescher received a 6 month suspension from the Certified Management Consultants of British Columbia.

On March 10, 2010, the TSX Venture Exchange, Inc. (“TSXV”) rendered a decision with respect to a review concerning certain unauthorized loans by Dorato Resources Inc. to Trevali Mining Corporation.  As part of its decision, the TSXV required Mr. Drescher (who was a director of Dorato at the relevant time) to seek prior written approval from the TSXV should he propose to be involved with any other TSXV listed issuer as a director and/or officer.  On May 14, 2010, the TSX, upon review of the TSXV’s decision, required Mr. Drescher to seek approval from the TSX should he propose to be involved with any other TSX listed issuers as a director and/or officer.  In addition, the TSX required Mr. Drescher to inform the TSX of any future actions commenced against him by any regulatory entity.  Subsequently, Mr. Drescher applied to the TSX for reconsideration of the abovementioned restrictions and, on May 1, 2013, the TSX agreed to remove all such restrictions.

EXECUTIVE COMPENSATION

Definitions

For the purpose of this Information Circular:

“Board” means the board of directors of the Company;

“Chief Executive Officer” or “CEO” means each individual who served as chief executive officer or acted in a similar capacity during the most recently completed financial year;

“Chief Financial Officer” or “CFO” means each individual who served as chief financial officer or acted in a similar capacity during the most recently completed financial year;

“closing market price” means the price at which the company’s security was last sold, on the applicable date, in the security’s principal marketplace in Canada;

“equity incentive plan” means an incentive plan, or portion of an incentive plan, under which awards are granted and that falls within the scope of section 3870 of the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time;

“executive officer” means an individual who is:

(a)	a chair, vice-chair or president,

(b)	a vice-president in charge of a principal business unit, division or function including, sales, finance or production, or

(c)	performing a policy-making function in respect of the Company;

“long-term incentive plan” or “LTIP” means a plan providing compensation intended to motivate performance over a period greater than one financial year.  LTIPs do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale;

“Named Executive Officers” or “NEO’s” means the following individuals:

(a)	each CEO;

(b)	each CFO;

(c)
each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year and whose total compensation was, individually, more than $150,000 for that financial year; and

(d)
each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the company, nor acting in a similar capacity, at the end of that financial year;

“option-based award” means an award under an equity incentive plan of options, including, for greater certainty, share options, share appreciation rights, and similar instruments that have option-like features;

“plan” includes any plan, contract, authorization, or arrangement, whether or not set forth in any formal document, where cash, securities, similar instruments or any property may be received, whether for one or more persons;

“repricing” means, in relation to an option, adjusting or amending the exercise or base price of the option, but excludes any adjustment or amendment that equally affects all holders of the class of securities underlying the option and occurs through the operation of a formula or mechanism in, or applicable to, the option;

“stock appreciation right” means a right, granted by the Company or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the Company’s securities.

Compensation Discussion and Analysis

Compensation Committee

The Board has established a Compensation Committee (“CC”), and has adopted a written charter for the CC, effective September 1, 2010.  During the fiscal year ended May 31, 2013, the members of the CC were Daniel Carriere (Chair), Anton Drescher and Rowland Perkins, all of whom are independent directors.  On August 27, 2013, Catherine Gignac, an independent director, was appointed as a member and the Chair of the Compensation Committee to fill the vacancy created by the resignation of Daniel Carriere as a director on May 16, 2013.  There is no written position description for the Chair of the CC.  However, as a general statement, the Chair is responsible for setting the tone for the work of the CC, ensuring that members have the information needed to do their jobs, overseeing the logistics of the CC’s operations, reporting to the Board on the committee’s decisions and recommendations and setting the agenda for the meetings of the CC.

The CC is responsible for assisting the Board in monitoring, reviewing and approving compensation policies and practises of the Company and its subsidiaries and administering the Company’s 2010 Incentive Stock Option Plan (the “Plan”).  With regard to the CEO, the CC is responsible for reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those goals and objectives and making recommendations to the Board with respect to the CEO’s compensation level based on this evaluation.  In consultation with the CEO, the CC makes recommendations to the Board on the framework of executive remuneration and its cost and on specific remuneration packages for each of the directors and officers other than the CEO, including recommendations regarding awards under equity compensation plans.  The CC also reviews executive compensation disclosure before the Company publicly discloses the information.  The CC’s decisions are typically reflected in consent resolutions.

The CC has the authority to engage and compensate, at the expense of the Company, any outside advisor that it determines to be necessary to permit it to carry out its duties (including compensation consultants and advisers).  During the fiscal year ended May 31, 2011, the Company did not have any employees, and management’s services were provided through consulting agreements.  In the financial year ended May 31, 2011, the CC retained the services of Hugessen Consulting Inc., an independent consulting firm dedicated to meeting the executive compensation consulting requirements of boards and their compensation committees, to assist the CC in determining an appropriate compensation system for the Company going forward.  In accordance with its plan, the Company’s commenced to employ the CEO and President as full-time employees, effective June 1, 2011.  The compensation of such individuals was set based upon negotiations with such individuals utilizing the information provided through the earlier consultations with Hugessen as guidelines.  During the fiscal year ended May 31, 2013, the Company did not retain the services of any compensation consultants or advisers.

General Compensation Strategy

During the fiscal year ended May 31, 2011, the Company did not have any employees.  However, the Company did pay consulting fees to a number of individuals who assisted in the operations of the Company, including the CEO and the President.  These fees were set through negotiations between the CC and the specific individuals.

Commencing June 1, 2011, the Company commenced to employ certain individuals, including the CEO and the President.  The compensation payable to such individuals was set through negotiation with such individuals.  In such negotiations, the CC were guided by their subjective view of the appropriate compensation payable by a company at the Company’s early stage of development, as well as a review of the compensation information previously provided to the CC by Hugessen.  In the view of the CC, the early stage of the Company’s development does not lend itself to the formulation of specific objective performance guidelines for executive pay.  Rather, it is appropriate for the members of the CC to rely upon their subjective assessment of the achievements of management.  In the case of a mineral exploration company such as the Company, the CC considers that such things as the ability to determine and carry out generative programs based on new geological theories or concepts in previously unexplored areas, the ability to source and secure promising mineral properties, the ability to raise the necessary capital to explore such properties and maintain the Company’s ongoing activities, the ability to focus the Company’s resources and to appropriately allocate such resources to the benefit of the Company as a whole, the ability to ensure compliance by the Company with applicable regulatory requirements and the ability to carry on business in a sustainable manner, to be of primary importance in assessing the performance of its executive officers.  The CC does not anticipate at this time that it will use any specific metrics or identifiable objective measures of performance, such as increases in share price, in order to fix compensation or determine compensation increases (if any).  Rather, the CC will continue to use primarily a subjective approach, based on the combined industry experience and knowledge of the CC members, which relies on the assessment of the CC as to the relative success of the Company in acquiring additional prospective mineral properties, moving the Company’s mineral properties forward by successfully implementing the appropriate programs necessary to do so within an expected budget and similar measures, as well as the level of compensation thought necessary by the CC to attract and retain the personnel required to accomplish the Company’s business plan.

The CC believes that the foregoing criteria are appropriate for use to assess the appropriate compensation level for the CEO and other executive officers employed by the Company, and that more objective measurements and specific performance metrics are difficult to effectively establish and use as the basis for executive compensation at this stage of the Company’s development.

Executive Compensation Program

General

The executive compensation program formulated by the CC for use from June 1, 2012 forward has been designed based on the stage of development of the Company, and to encourage, compensate and reward senior management of the Company on the basis of individual and corporate performance, both in the short term and the long term, while at the same time being mindful of the responsibility that the Company has to its shareholders.  The members of the CC intend to use their own experience and familiarity with the industry and the activities of companies within it to determine the current ranges of compensation paid to management in the industry.

Substantially all of the senior management employees of the Company are US residents and are therefore employed by Corvus Gold Nevada Inc., a wholly owned subsidiary of the Company based in Colorado (“Corvus Nevada”).  However, the compensation of such individuals is still within the mandate of the CC.  The base salaries of senior management of the Company were initially set at levels which the CC believed were competitive with the base salaries paid by other companies within the mining industry, thereby enabling the Company to compete for and retain executives critical to the long term success of the Company.  Initially, salaries and benefits are set through negotiation when an executive officer joins the Company (with direct input from the CC) and will be reflected in the employment agreement executed at that time.  The compensation of such individuals will then be subsequently reviewed each financial year to determine if adjustments are required.  The Company has implemented, through Corvus Nevada, what it believes to be an appropriate benefit program, including medical and dental benefits and basic life insurance, which applies to all permanent employees of Corvus Nevada, as it believes that such a plan is an important consideration in attracting the necessary personnel.

The incentive portion of the compensation package, which will consist primarily of the awarding of stock options and cash bonuses, is directly tied to the CC’s subjective assessment of the relative performance of both the individual and the Company.  Share ownership opportunities are provided to align the interests of senior management of the Company with the longer-term interests of the shareholders of the Company.  Generally, the CC believes that incentive stock options should not be granted for longer than five years, except in exceptional circumstances, and that longer option exercise periods should be subject to vesting provisions.  Thus, the initial options granted by the Company had a two year period, but no vesting provisions, while the Company has more recently transitioned to a five year option period with vesting over the first two years.  The CC does not view share appreciation rights, restricted stock units, securities purchase programs or long term incentive programs (other than incentive stock options) or pension plans as appropriate components of compensation programs for junior resource companies such as the Company.  Accordingly, no such elements are included in the Company’s compensation program.

In general, the CC considers that its compensation program should be relatively simple in concept and that its focus should be balanced between reasonable annual compensation (reasonable base salaries) and longer term compensation tied to performance of the Company as a whole (incentive compensation in the form of stock options and yearly cash bonuses where warranted).  The CC does not intend at this time to establish a formal set of benchmarks or performance criteria to be met by the Company’s NEO’s, rather, the members of the CC will use their own subjective assessments of the success (or otherwise) of the Company to determine, collectively, whether or not the NEO’s are successfully achieving the Company business plan and strategy and whether they have over, or under, performed in that regard.  The CC does not anticipate establishing any set or formal formula to be used to determine NEO compensation, either as to the amount thereof or the specific mix of compensation elements.

At this time, neither the CC nor the Board as a whole has considered the implications of the risks associated with the Company’s compensation policies and practices.  At this time, the Company does not prohibit NEO’s or directors from purchasing financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director.

Base Salaries

Commencing June 1, 2011, the level of the base salary for each employee of the Company was set based upon the level of responsibility and the importance of the position to the Company, within competitive industry ranges.  The CC, in consultation with the CEO, will make recommendations to the Board regarding the base salaries and bonuses (if any) for senior management and employees of the Company other than the CEO.  The CC will be responsible for recommending the salary level of the CEO to the Board for approval (which will be by a vote of a majority of the independent directors).

Although the Company does not have a pension plan for its NEO’s or other executive officers, commencing June, 2011 the Company, through Corvus Nevada, makes payments to a 401(k) plan on behalf of each of its employees (including the NEO’s) equal to 3% of their base salaries.

2010 Incentive Stock Option Plan

The Plan is administered by the CC, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, directors and consultants of the Company and subsidiaries of the Company.  Grants of options under the 2010 Incentive Stock Option Plan are proposed/recommended by the CEO, and reviewed by the CC.  The CC can approve, modify or reject any proposed grants, in whole or in part.  In general, the allocation of available options among the eligible participants in the Plan is on an ad hoc basis, and there is no set formula for allocating available options, nor is there any fixed benchmark or performance criteria to be achieved in order to receive an award of options.  The timing of the grants of options is determined by the CC.  In general, a higher level of responsibility will attract a larger grant of options.  Because the number of options available is limited, in general, the CC aims to have individuals at the same levels of responsibility holding equivalent numbers of options, with additional grants being allocated for individuals who the CC believe are in a position to more directly affect the success or the Company through their efforts.  The CC looks at the overall number of options held by an individual (including the exercise price and remaining term of existing options and whether any previously granted options have expired out of the money or were exercised) and takes such information into consideration when reviewing proposed new grants.  After considering the CEO’s recommendations and the foregoing factors, the resulting proposed option grant (if any) is then submitted to the Board for approval.  Please see “Securities Authorized for Issuance under Equity Compensation Plans” for details of the Plan.  During the fiscal year ended May 31, 2013, the CC approved all recommendations for the grant of incentive stock options proposed by the CEO (of which an aggregate of 1,800,000 (57.32%) were granted to NEO’s and 650,000 (20.07%) were granted to directors who are not NEO’s.

Performance Graph

The following chart compares the total cumulative shareholder return on $100 invested in common shares of Corvus Gold Inc. on September 15, 2010 with the cumulative total returns of the S&P/TSX Composite Index for the three most recently completed financial years.

	September 15, 2010	May 31, 2011	May 31, 2012	May 31, 2013
Corvus Gold Inc.	100	93	134	76
S&P/TSX Composite Index	100	114	95	104

As can be seen from the foregoing graph, during the period from the commencement of trading in the Common shares of the Company until May 31, 2011, the Company’s performance was somewhat less than the performance of the S&P/TSX Composite Index.  During the fiscal year ended May 31, 2012, the Company’s share performance has exceeded the performance of the S&P/TSX Composite Index.  In the fiscal year ended May 31, 2013, the Company’s share performance again underperformed the S&P/TSX Composite Index.  The CC believes that, as an exploration company involved in the gold sector, Company’s share price is primarily tied to its exploration success and the price of gold (an factor over which neither the Company nor any of its NEO’s has any influence), whereas the S&P/TSX Index is dependent upon a multitude of factors.  Accordingly, the CC does not believe that a comparison of the performance of the Company’s shares to the S&P/TSX Index is indicative of the performance of the Company, and provides little, if any, useful information to guide the CC with respect to any adjustments to the compensation paid to any of its NEO’s from that initially fixed on June 1, 2011.  Accordingly, the CC does not take any such performance comparison into account in such process.

Option Based Awards

See discussion under “2010 Incentive Stock Option Plan” under “Compensation Analysis and Discussion” above.

Summary Compensation Table

Summary Compensation Table

During the financial year ended May 31, 2013, the Company had five NEO’s, being Mr. Jeffrey Pontius, Chief Executive Officer, Mr. Russell Myers, President, Mr. Carl Brechtel, Chief Operating Officer, Mr. Quentin Mai, Vice President, Business Development and Ms. Peggy Wu, Chief Financial Officer.

The following table is a summary of the compensation paid to the NEO’s during the most recently completed financial year (being the first financial year of the Company):

Name and Principal Position	Fiscal Year(1)	Salary(2) ($)	Share- based Awards ($)	Option based Awards ($)(3)	Non-equity incentive Plan Compensation		Pension Value	All other compensation ($)	Total Compensation ($)
					Annual incentive plan(10)	Long- term incentive plans
Jeffrey Pontius CEO	2013 2012 2011	150,635 149,917 N/A	Nil Nil Nil	377,557 29,254 351,865	98,980 51,203 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil 34,813(4)	627,172 230,374 386,678
Russell Myers President	2013 2012 2011	150,635 149,917 N/A	Nil Nil Nil	210,774 Nil 175,933	74,235 51,203 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil 26,110(4)	435,644 201,120 202,043
Carl Brechtel Chief Operating Officer(5)	2013 2012 2011	175,741 75,269 Nil	Nil Nil Nil	211,926 31,606 Nil	74,235 Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	461,902 106,875 Nil
Quentin Mai Vice President, Business Development(6)	2013 2012 2011	N/A N/A N/A	Nil Nil Nil	214,981 Nil Nil	35,000 Nil Nil	Nil Nil Nil	Nil Nil Nil	90,000 Nil Nil	339,981 Nil Nil
Peggy Wu CFO(8)	2013 2012 2011	N/A N/A N/A	Nil Nil Nil	60,575 14,748 41,823	15,000 10,000 Nil	Nil Nil Nil	Nil Nil Nil	72,000(9) 66,000(9) 18,729(9)	147,575 90,748 60,552

(1)	Fiscal years ended May 31.

(2)	All NEO’s were consultants to the Company during the fiscal year ended May 31, 2011.

(3)	Fair value of incentive stock option grants calculated using the Black-Scholes model based on the following weighted average assumptions:

For the year ended May 31,	2013	2012

Risk-free interest rate	1.40%	1.36%
Expected life of options	4.86 years	5 years
Annualized volatility	100%	100%
Dividend yield	0%	0%
Exercise price	$0.97	$0.64

Fair value per share	$0.77	$0.51

The Company believes that the Black-Scholes model is an appropriate model to use for calculating the fair value of incentive stock options because, while the model was originally developed for valuing publicly traded options as opposed to non-transferrable incentive stock options and requires management to make estimates, which are subjective and may not be representative of actual results (changes in assumptions can materially affect estimates of fair values), this model is used by most companies in the Company’s peer group and therefore represents an approach to valuation reasonably consistent with the Company’s peer group.  It is important to remember that, while incentive stock options can have a significant theoretical value (such as those reported above), until the option is actually exercised and the resulting common shares can be sold at a profit, it has no value that can be realized by the holder.  Commencing in 2012, the Company determined to move to a longer option period (5 years instead of 2) but to also introduce vesting provisions on the longer term options, with 33% vesting on the date of grant, 33% vesting on the one-year anniversary of the date of grant and the balance vesting on the second year anniversary of the date of grant).  The values noted above reflect only the vested portions of options that have vesting provisions.

(4)	Fees paid to these individuals for consulting services rendered. Effective June 1, 2012, each of Messrs. Pontius and Myers became employees of the Company and ceased their consulting roles.

(5)	Effective May 29, 2012, Mr. Carl Brechtel was appointed as COO.

(6)	Effective September 4, 2012, Mr. Quentin Mai was appointed Vice President of Business Development.

(7)	These amounts were paid for investor relations support provided by Quatloo Investment Management Inc., a private company wholly owned by Mr. Mai.

(8)	Ms. Wu was appointed as CFO effective May 30, 2011.

(9)
These amounts were paid for financial consulting services provided by Blue Pegasus Consulting Inc., a private company wholly owned by Ms. Wu (includes payment for consulting services rendered during the year but prior to Ms. Wu becoming CFO).

(10)	The amounts represent cash bonuses awarded during the fiscal year ended May 31, 2013.

Incentive Plan Awards

Outstanding Share-based Awards and Option Based Awards

The following table provides disclosure with respect to all share-based and option-based awards held by each NEO outstanding as at May 31, 2013, being the end of the most recently completed financial year:

	Option-based Awards				Share-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Jeffrey Pontius (CEO)	33,334 466,900	0.50 0.96	Jul. 29, 2016 Sep. 19, 2017	$1,000 $Nil	N/A N/A	N/A N/A
Russell Myers (President)	400,000	0.96	Sep. 19, 2017	$Nil	N/A	N/A
Carl Brechtel (COO)	100,000 100,000 300,000	0.67 0.92 0.96	November 17, 2016 May 29, 2017 Sep. 19, 2017	$Nil $Nil $Nil	N/A N/A N/A	N/A N/A N/A
Quentin Mai (VP, Business Development)	200,000 300,000	0.92 0.96	May 29, 2017 Sep. 19, 2017	$Nil $Nil	N/A N/A	N/A N/A
Peggy Wu (CFO)	70,000 50,000 100,000	0.69 0.67 0.96	August 17, 2013(2) Nov. 17, 2013 Sep. 19, 2017	$Nil $Nil $Nil	N/A N/A N/A	N/A N/A N/A

(1)
Value using the closing market price of common shares of the Company on the TSX on May 31, 2013, being the last trading day of the Company’s shares for the financial year, of $0.53 per share, less the exercise price per share.  For options with vesting, the value above reflects only the portion of the options that have vested as at May 31, 2013.

(2)	Original expiry date was May 30, 2013, extended to August 17, 2013.

Incentive Plan Awards – Value Vested or earned During the Year

The following table sets forth the aggregate dollar value that would have been realized if the incentive stock options granted during the most recently completed fiscal year had been exercised on the vesting date.  As the options granted in the fiscal year ended May 31, 2013 were all subject to vesting provisions, whereby only 33% vest immediately on grant, the value vested during the year reflects only the value of the 33% which vested on the grant date.  The remainder of such options will vest, if at all, after the fiscal year ended May 31, 2013.

Name	Option-based awards – Value vested during the year ($)(1)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Jeffrey Pontius (CEO)	49,350	N/A	N/A
Russell Myers (President)	28,000	N/A	N/A
Carl Brechtel (COO)	95,000	N/A	N/A
Quentin Mai (VP, Business Development)	21,000	N/A	N/A
Peggy Wu CFO	44,000	N/A	N/A

(1)
Value based upon the difference between the closing market price of the common shares on the TSX on the vesting date, and the exercise price of the incentive stock options ($0.50, $0.67 and $0.96), on an aggregated basis.  Market prices as follows July 29, 2012 - $1.00, November 17, 2012 - $1.41, September 19, 2012 - $1.03.

Information with respect to the Plan is provided under “Securities Authorized for Issuance under Equity Compensation Plans”.

Pension Plan Benefits

The Company does not operate any pension plans or provide any retirement benefits for its directors or employees.

Termination and Change of Control Benefits

Termination and Change of Control Benefits

Other than as set forth below, the Company has no contracts, agreements, plans or arrangements that provide for payments to an NEO at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the Company or a change in an NEO’s responsibilities.

United States Employees of Corvus Gold Nevada Inc. (“Corvus US”)

In November, 2012, the CC approved the terms and conditions of a form of “Change of Control” agreement (“COC Agreement”) that provides for the payment of a severance payment to certain employees of Corvus US (including certain NEOs).  The existing employment agreements between Corvus US and its employees are “at will” agreements – that is, either Corvus US or the employee could terminate the employment relationship without notice and without payment of any compensation.  In the view of the CC, this is no longer appropriate given the growth in the business of the Company and the importance of such persons to the continuity of the ongoing growth and development of the Company’s business and, in particular, the flagship North Bullfrog project.

The terms of the COC Agreement, which is to be entered into by Corvus US, the Company, and the specific employee (all of the individual COC Agreements are the same, except for the multiplier to be applied in determining the severance amount, as discussed below), and are as follows:

1.           For the purpose of the COC Agreement, the following definitions are used:

(a)	“Change of Control” means the occurrence of any of the following events:

(i)	the sale, exchange or other disposition of a majority of the outstanding shares of the Company in a single transaction or a series of related transactions,

(ii)	the Company is merged or consolidated in a transaction in which its shareholders receive less than 50% of the outstanding voting shares of the new or continuing corporation,

(iii)
a majority of the incumbent directors of the Company who were previously nominated by management and elected as directors at the immediately preceding annual general meeting or who were appointed by the Board to fill a vacancy occurring since the immediately preceding annual general meeting are:

(A)	not nominated for re-election at any annual general meeting of the shareholders of the Company,

(B)	after having been nominated by management for re-election as directors, not re-elected as directors at any annual general meeting of the shareholders of the Company,

(C)	removed as directors of the Company, or

(D)	as a result of an increase in the size of the Board and the appointment of new directors, no longer a majority of the Board,

except as a result of the death, disability or normal retirement of any such directors in accordance with the normal retirement practices of the Company,

(iv)
the acquisition by any person, or by any person and its affiliates, or by any person acting jointly or in concert with any of the foregoing persons or affiliates, and whether directly or indirectly, of voting securities of the Company that, when added to all other voting securities at the time held by such person, its affiliates and any person acting in concert with any of the foregoing persons or affiliates, totals for the first time, not less than TWENTY (20%) PERCENT of the then outstanding voting securities of the Company, or

(v)
the disposition, by whatever means, by the Company, or any affiliate of the Company, of a majority of the shares of Corvus US or the occurrence of any other transaction whereby the Company, or an affiliate of the Company, ceases to hold a majority of the shares of Corvus US;

(b)	“Constructive Dismissal” means the occurrence of any one or more of the following events:

(i)	a demotion of the employee to a position of lesser significance within Corvus US or the Company,

(ii)	a diminishment of the employee’s responsibilities at Corvus US or the Company in a matter of substance,

(iii)	a material reduction in the employee’s pay or benefits or both,

(iv)	the forced relocation of the employee of more than fifty (50) kilometres from the employee’s current principal place of work for Corvus US,

(v)	changes in the employee’s organizational reporting relationship are implemented that result in the employee reporting to a position of lesser significance within Corvus US or the Company, or

(vi)	Corvus US or the Company materially breaches any of the provisions of the COC Agreement;

(c)	“Effective Date of Termination” means:

(i)	in the case of the termination of the employee by Corvus US, the date of the delivery by Corvus US to the employee of a notice terminating his employment; and

(ii)
in the case of the occurrence of an event of Constructive Dismissal, the date of the delivery by the employee to Corvus US of a notice stating that the employee takes the position that, due to the event of Constructive Dismissal, he has been terminated by Corvus US;

(d)	“Good Cause” means any situation, event or happening which would constitute “cause” under the common law and includes, without limitation, the following:

(i)	any wilful failure by the employee in the performance of any of the employee’s duties pursuant to the employment agreement,

(ii)
the employee’s conviction of a criminal or summary conviction offence related to the employment of the employee by Corvus US, or any act involving money or other property involving Corvus US or any of its affiliates which would constitute a crime in the jurisdiction involved,

(iii)
any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against Corvus US or any of its affiliates, a supplier or service provider to Corvus US or any of its affiliates or a customer of Corvus US or any of its affiliates,

(iv)	the use of illegal drugs or the habitual and disabling use of alcohol or drugs,

(v)
any material breach of any of the terms of either the employment agreement or the COC Agreement by the employee which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the employee by Corvus US,

(vi)
any threatened or actual attempt by the employee to secure any personal profit in connection with the business of Corvus US or any of its affiliates or any of their respective corporate opportunities, or the appropriation of a maturing business opportunity of Corvus US or any of its affiliates,

(vii)	any act by the employee which is materially injurious to Corvus US or any of its affiliates or any of their respective businesses,

(viii)
any material breach by the employee of any of the policies governing the affairs of the Company and its affiliates and the conduct of its employees and those of its affiliates that may be implemented by the Board from time to time, and

(ix)
conduct by the employee amounting to insubordination or inattention to, or materially substandard performance of the duties and responsibilities of the employee under the employment agreement, which conduct remains uncured after the expiration of ten (10) days following the delivery of written notice of such failure or conduct to the employee by Corvus US.

2.           The term of the COC Agreement (“Term”) will commence on November 1, 2012 and will continue through the one-year anniversary of the effective date; provided, however, that as of the one-year anniversary of the effective date and on each one-year anniversary thereafter, the Term will automatically be extended for one (1) additional year (provided that the employee is still then an employee of Corvus US) unless, not later than four (4) months prior to such applicable anniversary date, either the employee or the Company (through the CC) gives written notice to the other party that it does not wish to extend the Term.  In such case, the COC Agreement will terminate at the end of the Term then in progress.  However, if a Change of Control has occurred on or prior to the date that the COC Agreement would otherwise terminate, and notwithstanding any prior notice from one party to the other party to the contrary, the Term will automatically be deemed extended and shall continue until the earlier of:

(a)	the date that is two (2) years after the date on which the Change of Control occurs; and

(b)	the date that the employee attains age sixty-five (65).

3.           If, within a period of one (1) year following a Change of Control, either:

(a)	Corvus US terminates the employee other than for Good Cause; or

(b)
there occurs any circumstance of Constructive Dismissal, about which the employee notifies Corvus US and the Company in writing within ninety (90) days of the occurrence, which remains uncured by Corvus US after thirty (30) days from the date of such notification, and which results in employee resigning from employment with Corvus US;

then:

(c)
on or prior to thirty (30) days after the Effective Date of Termination Corvus US is required to pay to the employee as liquidated damages, severance, compensation for loss of office, employment and benefits, and for termination of the COC Agreement an amount equal to a multiplier (see 4 below) times the sum of:

(i)	the annual base salary then payable to the employee,

(ii)
the aggregate amount of the bonus(es) (if any) paid to the employee within the calendar year immediate preceding the Effective Date of Termination (or, if the employee has not then been employed long enough to have been awarded any bonus, an amount equal to the targeted discretionary bonus stipulated in the employment agreement (if any)), but not including any “special” “one-time” or “extraordinary” bonuses designated as such by the CC, plus

(iii)	an amount equal to the vacation pay which would otherwise be payable for the one (1) year period next following the Effective Date of Termination.

4.           The multiplier applicable to the individual NEOs is shown below, along with the amount which would be payable to such NEO had the severance payment been triggered at May 31, 2013 (being the end of the Company’s most recently completed financial year):

NEO	Multiplier	May 31, 2013 Severance(1)
Jeffrey Pontius, CEO	3.0	USD 748,845
Carl Brechtel, Chief Operating Officer	2.0	USD 499,952
Russell Myers, President	2.0	USD 449,740

(1)
These amounts assume no vacation pay is owing and do not include the costs of the up to one year’s employee benefits to which such employee would become entitled, estimated at approximately USD 60,000.

5.           In addition to the foregoing payment, if an NEO becomes entitled to receive a severance payment under the COC Agreement, until the earlier of one (1) year following the Effective Date of Termination and the end of the month in which the NEO commences employment with another employer that provides reasonably equivalent benefits to its employees as those provided by Corvus US to the NEO (but subject to the NEO’s insurability), the NEO and the NEO’s dependents will continue to be eligible for all employee life, medical, extended health and dental insurance and other benefits (other than disability insurance plans/benefits) under benefit plans and programs then in effect for executive and key management employees of Corvus US and Corvus US will provide the same or, at its option, will purchase substantially comparable benefits outside its existing plans and programmes or will reimburse the NEO for payments made by the NEO for COBRA benefits during such period.

6.           If the severance payment or any of the other payments provided for in the COC Agreement, together with any other payments which the NEO has a right to receive from Corvus US would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the United States Internal Revenue Code of 1986, as amended, or such similar set of laws), the payments required to be made to the NEO pursuant to the COC Agreement will be reduced (reducing first the cash severance payment) to the largest amount as will result in no portion of such payments being subject to the applicable excise tax.

7.           The obligation of Corvus US to make any payments to or for the benefit of the NEO under the COC Agreement, and of Company to guarantee the obligations of Corvus US under the COC Agreement are subject to the prior or concurrent due and valid execution and delivery by the NEO to Corvus US of a prescribed form of general release, under which the NEO releases both Corvus US and the Company from all claims including, but not limited to, those arising out of or related to the NEO’s employment or termination of employment.

Canadian Employees of the Company

No NEO’s are employed directly by the Company.

Director Compensation

Director Compensation Table

The following table discloses all amounts of compensation provided to the directors for the Company’s most recently completed financial year:

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Steven Aaker	14,500	Nil	61,396	Nil	N/A	Nil	75,896
Daniel Carriere	14,500	Nil	87,742	Nil	N/A	Nil	102,242
Anton Drescher	14,500	Nil	87,742	Nil	N/A	Nil	102,242
Rowland Perkins	14,500	Nil	87,742	Nil	N/A	Nil	102,242
Ed Yarrow	14,500	Nil	61,396	Nil	N/A	Nil	75,896

Narrative Discussion

Except as noted below, the Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as a consultant or expert during the fiscal year ended May 31, 2013.

Except as noted below, none of the Company’s current directors have received any manner of compensation for services provided in their capacity as directors, consultants or experts during the Company’s most recently completed financial year.

Effective September 1, 2011, the Board approved the payment of annual retainer and meeting fees to the non-management directors of the Company (in this case, the directors other than Mr. Pontius), in recognition of the fact that service as a director in an active resource exploration company such as the Company requires a significant commitment of time and effort, as well as the assumption of increasing liability.  Independent directors receive a monthly retainer fee of $1,000 ($12,000 per annum), plus an additional fee of $250 per Board or Board committee meeting attended in person or by conference telephone.  The monthly retainer fee was subsequently increased to $1,500, effective January 1, 2013.  There is no additional compensation paid with respect to committee membership, or acting as the Chair of the Board or the Chair of a committee.  In addition, the Company reimburses all directors for their out-of-pocket costs incurred in attending board meetings.

Incentive Plan Awards

Outstanding Share-based Awards and Option Based Awards

The following table provides disclosure with respect to all share-based and option-based awards held by each director outstanding as at May 31, 2013, being the end of the most recently completed financial year:

	Option-based Awards				Share-based Awards
Name(1)	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in- the-money options ($)(2)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Steven Aaker	100,000 100,000	0.50 0.96	July 29, 2016 Sep. 19, 2017	3,000 Nil	N/A	N/A
Anton Drescher	100,000 150,000	0.50 0.96	July 29, 2016 Sep. 19, 2017	3,000 Nil	N/A	N/A
Rowland Perkins	100,000 150,000	0.50 0.96	July 29, 2016 Sep. 19, 2017	3,000 Nil	N/A	N/A
Edward Yarrow	100,000 100,000	0.50 0.96	July 29, 2016 Sep. 19, 2017	3,000 Nil	N/A	N/A

(1)
Daniel Carriere resigned as a director on May 16, 2013 and is therefore not included in the foregoing table.  All 250,000 options held by Mr. Carriere expired, unexercised, on August 16, 2013.  Ms. Gignac did not become a director until subsequent to May 31, 2013.

(2)
Value using the closing market price of common shares of the Company on the TSX on May 31, 2013, being the last trading day of the Company’s common shares for the financial year, of $0.53 per share, less the exercise price per share.

Incentive Plan Awards – Value Vested or earned During the Year

The following table sets forth the aggregate dollar value that would have been realized if the incentive stock options granted during the most recently completed fiscal year had been exercised on the vesting date.  As the options granted in the fiscal year ended May 31, 2013 were all subject to vesting provisions, whereby only 33% vest immediately on grant, the value vested during the year reflects only the value of the 33% which vested on the grant date.  The remainder of such options will vest, if at all, after the fiscal year ended May 31, 2013:

Name	Option-based awards – Value vested during the year ($)(1)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Steve Aaker	57,000	N/A	N/A
Daniel Carriere	60,500	N/A	N/A
Anton Drescher	60,500	N/A	N/A
Rowland Perkins	60,500	N/A	N/A
Edward Yarrow	57,000	N/A	N/A

(1)
Value based upon the difference between the closing market price of the common shares on the TSX on the vesting date, and the exercise price of the incentive stock options ($0.50 and $0.96), on an aggregated basis.  Market price on July 29, 2012 was $1.00 and the market price on September 19, 2012 was $1.03.

AUDIT COMMITTEE

Under National Instrument 52-110 – Audit Committees (“NI 52-110”), companies are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor, in their Annual Information Form.  This information with respect to the Company is provided in Item 17 and Schedule “A” of the Company’s 2013 Annual Information Form dated August 27, 2013, available at www.sedar.com.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 – Disclosure of Corporate Governance Practices requires full and complete annual disclosure of an issuer’s corporate governance practices in Form 58-101F1.  The Company’s approach to corporate governance, with reference to the Corporate Governance Guidelines contained in National Policy 58-201, is provided in Schedule “A”.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Table of Equity Compensation Plan Information

The following table sets forth details of all equity compensation plans of the Company as of May 31, 2013, being the end of Company’s last completed financial year.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under the Equity Compensation Plans (1)
Equity Compensation Plans Approved by Securityholders(2)	4,005,234	$0.8792	2,506,272
Equity Compensation Plans Not Approved By Securityholders	Nil	Nil	N/A
Total	4,005,234	N/A	2,506,272

1.           As at May 31, 2013, being the Company’s last completed financial year.

2.           The only equity compensation plan of the Company is the 2010 Incentive Stock Option Plan.

Incentive Stock Option Plan

The Company presently has a “rolling” stock option plan (the 2010 Incentive Stock Option Plan (“Plan”)), which reserves a number equal to 10% of the then issued common shares (calculated as at the time of any particular stock option grant) for the grant of stock options.  The Plan was accepted for filing by the TSX upon the listing of the Common Shares on the TSX in August, 2010.  The Plan requires re-approval by the shareholders at the Meeting.

As at September 24, 2013, there are an aggregate of 6,175,234 incentive stock options outstanding (9.47% of the issued capital as at such date) and an additional 343,269 incentive stock options were available for grant (0.053% of the issued capital as at such date).

A brief description of the Plan is as follows:

1.
Options may be granted to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees, and Consultants (all as defined in the Plan) of the Company and its Affiliates who are, in the opinion of the CC, in a position to contribute to the success of the Company or any of its Affiliates or who, by virtue of their service to the Company or any predecessors thereof or to any of its Affiliates, are in the opinion of the CC, worthy of special recognition.  The granting of Options is entirely discretionary on the part of the Board.

2.
The aggregate number of common shares that may be made issuable pursuant to options granted under the Plan, unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the shares of the Company issued and outstanding at the time of a particular grant.  For greater certainty, in the event options are exercised, expire or otherwise terminate, the Company may grant an equivalent number of new options under the Plan and the Company may continue to grant additional options under the Plan as its issued capital increases, even after the Plan has received regulatory and shareholder approval.

3.
The number of shares subject to each option will be determined by the CC at the time of grant, provided that the aggregate number of shares reserved for issuance pursuant to options granted under the Plan or other share compensation arrangements of the Company for issuance to:

(a)	insiders may not exceed 10% of the issued shares of the Company; and

(b)	insiders within a one year period may not exceed 10% of the issued shares of the Company,

in each case calculated as at the date of grant of the option, including all other shares under option to such person at that time.  Subject to the overall 10% limit described in 2 above, and the limitations on options to insiders as set forth above, there is no maximum limit on the number of options which may be granted to any one person.

4.	The exercise price of an option will be set by the CC in their discretion, but such price will not be less than the greater of:

(a)	the closing price of the Company’s common shares on the TSX on the day prior to the option grant; and

(b)
the “volume weighted average trading price” (calculated by dividing the total value by the total volume of common shares traded on the TSX during the relevant period) of the common shares on the TSX for the five trading days immediately before the date of grant.

5.
Options may be exercisable for a period of up to ten years from the date of grant.  The Plan does not contain any specific provisions with respect to the causes of cessation of entitlement of any optionee to exercise his option, provided, however, that the Board may, at the time of grant, determine that an option will terminate within a fixed period (which is shorter than the option term) upon the ceasing of the optionee to be an eligible optionee or upon the death of the optionee, provided that, in the case of the death of the optionee, an option will be exercisable only within one year from the date of the optionee’s death.

6.
The Plan does not provide for any specific vesting periods.  The CC may determine when any option will become exercisable and any applicable vesting periods, and may determine that an option shall be exercisable in instalments.

7.
On the occurrence of a takeover bid, issuer bid or going private transaction, the Board has the right to accelerate the date on which any option becomes exercisable and may, if permitted by applicable legislation, permit an option to be exercised conditional upon the tendering of the common shares thereby issued to such bid and the completion of, and consequent taking up of such common shares under, such bid or going private transaction.

8.	Options are non-assignable, and may, during his/her lifetime, only be exercised by the optionee.

9.	The exercise price per optioned share under an option may be reduced, at the discretion of the CC, if:

(a)	at least six months has elapsed since the later of the date such option was granted and the date the exercise price for such option was last amended; and

(b)	disinterested shareholder approval is obtained for any reduction in the exercise price under an option held by an insider of the Company.

10.	The present policy of the Board is not to provide any financial assistance to any optionee in connection with the exercise of any option.

11.	The present policy of the Board is not to transform an option granted under the Plan into a stock appreciation right.

12.
If there is any change in the number of common shares of the Company outstanding through any declaration of a stock dividend or any consolidation, subdivision or reclassification of the common shares, the number of shares available under either the Plan, the shares subject to any granted stock option and the exercise price thereof will be adjusted proportionately, subject to any approval required by the TSX.  If the Company amalgamates, merges or enters into a plan of arrangement with or into another corporation, and the Company is not the surviving or acquiring corporation, then, on any subsequent exercise of such option, the optionee will receive such securities, property or cash which the optionee would have received upon such reorganization if the optionee had exercised his or her option immediately prior to the record date.

13.
The Plan provides that, the Board reserves the right to amend or terminate the Plan at any time if and when it is deemed advisable in the absolute discretion of the Board; provided, however, that no such amendment or termination shall adversely affect any outstanding options granted under the Plan without the consent of the optionee.  Any amendment to the Plan shall also be subject to acceptance of such amendment or amended Plan for filing by the TSX and, where required by the TSX, the approval of the shareholders of the Company.  Under the current policies of the TSX, notwithstanding the foregoing, specific shareholder approval is required for any amendment which:

(a)	reduces the exercise price of an option benefiting and insider;

(b)	extends the term of an option benefiting an insider;

(c)	removes or to exceed the insider participation limit;

(d)	increase the maximum number of securities issuable, either as a fixed number or a fixed percentage of the issuer’s outstanding capital, under options; and

(e)	amends any amendment provision in the Plan.

On September 24, 2013, the directors made, subject to TSX acceptance and shareholder approval, a number of amendments to the Plan.  For details and a description of the amended 2010 incentive stock option plan, please see “Particulars of Matters to be Acted Upon – Approval of Amended 2010 Incentive Stock Option Plan”.

INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

Aggregate Indebtedness

No individual who is, or at any time during the last completed financial year was, a director or executive officer of the Company or who is a proposed nominee for election as a director of the Company, or any of their respective associates or affiliates, has been, at any time since June 1, 2012 (being the beginning of the Company’s last completed financial year):

(a)           indebted to the Company or any of its subsidiaries; or

(b)
indebted to another entity where such indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth below, no informed person of the Company or any proposed director of the Company or any associate or affiliate of any informed person or proposed director, has, since June 1, 2012 (being the commencement of the Company’s last completed financial year) had any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

As defined in National Instrument 51-102 “informed person” means:

(a)           a director or executive officer of the Company:

(b)	a director or executive officer of a person or corporation that is itself an informed person or subsidiary of the Company;

(c)
any person or corporation who beneficially owns, or controls or directs, directly or indirectly, voting securities of a reporting issuer or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of the Company (other than voting securities held by the person or corporation as underwriter in the course of a distribution); and

(d)	the Company, if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

1.           On April 2, 2013 the Company closed a non-brokered private placement equity financing of 8,300,000 common shares at $0.87/share for gross proceeds of $7,221,003.  Mr. Pontius, who is a director and officer of the Company, purchased 250,000 of the common shares, Tocqueville Gold Fund (which is managed by Tocqueville Asset Management LP, an insider of the Company by virtue of its control or direction over managed funds, including Tocqueville Gold Fund LP, holding, collectively, +10% of the outstanding common shares) purchased 4,600,000 of the common shares and AngloGold Ashanti (USA) Exploration, Inc. (an insider by virtue of its +10% holdings of the outstanding common shares), purchased 3,450,000 of the Common Shares.

APPOINTMENT OF AUDITOR

The Audit Committee has recommended to the Board that the Company propose Messrs. MacKay LLP, Chartered Accountants, the incumbent auditors, to the shareholders for re-election as the Company’s auditors for the financial year ending May 31, 2014.  Accordingly, unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the reappointment of MacKay LLP, Chartered Accountants, as auditors of the Company and to authorize the directors to fix their remuneration.

MANAGEMENT CONTRACTS

The management functions of the Company are not, to any substantial degree, performed by a person or persons other than the Company’s directors or senior officers.

PARTICULARS OF MATTERS TO BE ACTED UPON

Approval of Amended 2010 Incentive Stock Option Plan

Background

On July 8, 2010, the Company adopted a “rolling” stock option plan reserving, for the grant of incentive stock options, a maximum number of common shares equal to 10% of the issued common shares at the time of any stock option grant.  The 2010 Plan was subsequently approved by the TSX (subject to approval of the shareholders) on July 28, 2010 and was approved by the shareholders on August 12, 2010.

In accordance with TSX policies, the 2010 Plan is required to be re-approved by the shareholders every three years, and therefore requires re-approval by the shareholders at the Meeting.  Additionally, on September 24, 2013 the Board adopted amendments to the 2010 Plan to reflect changes to the TSX policies on incentive stock option plans since the 2010 Plan was accepted for filing by the TSX, as well as to add provisions to deal with the withholding of tax on the exercise of options, and to generally update the wording of the Plan.

Specifically, the 2013 amendments:

(a)           reflect the fact that the TSX has updated its policies with respect to amendments to security-based compensation plans and no longer permits the Board to have broad discretion with respect to amendments.  Security-based compensation plans must now specifically state when the Board or responsible committee of the Board will be permitted to make amendments to the plan without first obtaining shareholder approval.  The broad, discretionary language respecting amendments that was contained in the 2010 Plan has now been removed and replaced with a list of specific amendments that are permitted, as well as a specific list of the amendments that require shareholder approval, including:

(i)	the extension of the term of an option (whether held by an insider or not),

(ii)	the re-pricing of an option (including any cancellation and re-grant), whether held by an insider or not,

(ii)	changes to the persons who qualify as eligible to receive options under the 2010 Plan, and

(vi)	changes to the transferability of options granted under the 2010 Plan;

(b)           update the language in section 5 to provide clarity as to the maximum number of common shares issuable under the 2010 Plan;

(c)           revise section 7 to clarify the calculation of the minimum exercise price to reflect TSX pricing policies and the requirement for shareholder approval to all reductions in option prices, not just those involving insiders;

(d)           revise section 8 to include the requirement for shareholder approval to all extensions of an option period, not just those for insiders;

(e)           revise section 15 regarding income tax withholding to include more extensive language that further clarifies the Company’s powers in order to meet its withholding obligations;

(f)           delete the language in section 3 with respect to the discretion of the Board or Compensation Committee to amend or modify options as this is now captured in section 16 of the 2010 Plan; and

(f)           generally update the 2010 Plan to reflect changes in legislation, allow for direct registration of optioned shares, reflect the respective roles of the Board and Compensation Committee and to correct typographical errors.

A copy of the 2010 Plan, as amended, (“Amended 2010 Plan”) showing the changes, is attached as Schedule “B” to this Information Circular.  As required, the Amended 2010 Plan will be submitted to the shareholders at the Meeting for approval.

Purpose of the Amended 2010 Plan

The Amended 2010 Plan is intended as an incentive to enable the Company to attract and retain qualified directors, officers, employees and consultants of the Company and its affiliates, promote a proprietary interest in the Company and its affiliates among its employees, officers, directors and consultants, and stimulate the active interest of such persons in the development and financial success of the Company and its affiliates.

General Description of the Amended 2010 Plan

The Amended 2010 Plan is administered by the Compensation Committee of the Board (“CC”).  Options are granted by the Board based upon the recommendations of the CC.  The following is a brief description of the Amended 2010 Plan, as amended, which description is qualified in its entirety by the Amended 2010 Plan.

1.
Options may be granted to Employees, Senior Officers, Directors, Non-Employee Directors, Management Company Employees, and Consultants (all as defined in the Amended 2010 Plan) of the Company and its affiliates who are, in the opinion of the CC, in a position to contribute to the success of the Company or any of its affiliates.

2.
The aggregate number of common shares that may be made issuable pursuant to options granted under the Amended 2010 Plan at any particular time (together with those common shares which may be issued pursuant to any other security-based compensation plan(s) of the Company or any other option(s) for services granted by the Company at such time), unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the common shares issued and outstanding at such time.  For greater certainty, in the event options are exercised, expire or otherwise terminate, the Company may (subject to such 10% limit) grant an equivalent number of new options under the Amended 2010 Plan and the Company may (subject to such 10% limit) continue to grant additional options under the Amended 2010 Plan as its issued capital increases, even after the Amended 2010 Plan has received regulatory acceptance and shareholder approval.

3.	The number of common shares subject to each option will be determined by the Board at the time of grant (based upon the recommendations of the CC), provided that:

(a)
the maximum aggregate number of common shares reserved for issuance pursuant to options granted under the Amended 2010 Plan and any other share compensation arrangements of the Company for issuance to insiders at any particular time may not exceed 10% of the issued common shares at such time; and

(b)
the number of common shares issued to Insiders pursuant to the Amended 2010 Plan (together with any common shares issued to insiders pursuant to any other share compensation arrangements of the Company) within a twelve (12) month period may not exceed ten (10%) of the issued and outstanding number of common shares.

Subject to the overall 10% limit described in 2 above, and the limitations on options to insiders as set forth above, there is no maximum limit on the number of options which may be granted to any one person.

4.	The exercise price of an option will be set by the Board in its discretion (based on the recommendation of the CC), but such price shall be not less than the greater of:

(a)
the “volume weighted average trading price” - calculated by dividing the total value by the total volume of common shares traded on the TSX during the relevant period - of the common shares on the TSX for the five trading days immediately prior to the date of grant); and

(b)	the closing price of the common shares on the TSX on the day prior to the option grant.

5.
Options may be exercisable for a period of up to ten years from the date of grant.  The Amended 2010 Plan does not contain any specific provisions with respect to the causes of cessation of entitlement of any optionee to exercise his option, provided, however, that the Board may, at the time of grant, determine that an option will terminate within a fixed period (which is shorter than the option term) upon the ceasing of the optionee to be an eligible optionee (for whatever reason) or upon the death of the optionee, provided that, in the case of the death of the optionee, an option will be exercisable only within one year from the date of the optionee’s death.

6.
Notwithstanding the expiry date of an option set by the Board, the expiry date will be adjusted, without being subject to the discretion of the Board or the CC, to take into account any blackout period imposed on the optionee by the Company.  If the expiry date falls within a blackout period, then the expiry date will be the close of business on the tenth business day after the end of such blackout period.  Alternatively, if the expiry date falls within two business days after the end of such a blackout period, then the expiry date will be the difference between 10 business days reduced by the number of business days between the expiry date and the end of such blackout period.

7.
The Amended 2010 Plan does not provide for any specific vesting periods.  The Board may (based on the recommendation(s) of the CC), at the time of grant of an option, determine when that option will become exercisable and any applicable vesting periods, and may determine that that option will be exercisable in installments.

8.
On the occurrence of a takeover bid, issuer bid or going private transaction, the Board has the right to accelerate the date on which any option becomes exercisable and may, if permitted by applicable legislation, permit an option to be exercised conditional upon the tendering of the common shares thereby issued to such bid and the completion of, and consequent taking up of such common shares under, such bid or going private transaction.

9.	Options are non-assignable, and may, during his/her lifetime, only be exercised by the optionee.

10.	The exercise price per optioned share under an option may be reduced, at the discretion of the Board (upon the recommendation of the CC), if:

(a)	at least six months has elapsed since the later of the date such option was granted and the date the exercise price for such option was last amended; and

(b)	shareholder approval is obtained, including disinterested shareholder approval if required by the TSX.

11.	The present policy of the Board is not to provide any financial assistance to any optionee in connection with the exercise of any option.

12.	The present policy of the Board is not to transform an option granted under the Amended 2010 Plan into a stock appreciation right.

13.
If there is any change in the number of common shares outstanding through any declaration of a stock dividend or any consolidation, subdivision or reclassification of the common shares, the number of shares available under the Amended 2010 Plan, the shares subject to any granted stock option and the exercise price thereof will be adjusted proportionately, subject to any approval required by the TSX.  If the Company amalgamates, merges or enters into a plan of arrangement with or into another corporation, and the Company is not the surviving or acquiring corporation, then, on any subsequent exercise of such option, the optionee will receive such securities, property or cash which the optionee would have received upon such reorganization if the optionee had exercised his or her option immediately prior to the record date.

14.
The Amended 2010 Plan provides that, subject to the policies, rules and regulations of any lawful authority having jurisdiction (including the TSX), the Board may, at any time, without further action or approval by the shareholders of the Company, amend the Amended 2010 Plan, any option granted under the Amended 2010 Plan and any relevant option agreement, in such respects as it may consider advisable and, without limiting the generality of the foregoing, it may do so to:

(a)
ensure that the options granted under the Amended 2010 Plan will comply with any provisions respecting stock options in tax and other laws in force in any country or jurisdiction of which a optionee to whom an option has been granted may from time to time be resident or a citizen;

(b)	make amendments of an administrative nature;

(c)	correct any defect, supply any omission or reconcile any inconsistency in the Amended 2010 Plan, any option or option agreement

(d)	change vesting provisions of an option or the Amended 2010 Plan;

(e)	change termination provisions of an option provided that the expiry date does not extend beyond the original expiry date;

(f)	add or modify a cashless exercise feature providing for payment in cash or securities upon the exercise of options;

(g)	make any amendments required to comply with applicable laws or the requirements of the TSX or any regulatory body or stock exchange with jurisdiction over the Company;

(h)
add or change provisions relating to any form of financial assistance provided by the Company to participants under the Amended 2010 Plan that would facilitate the purchase of securities under the Amended 2010 Plan;

provided that shareholder approval shall be obtained for any amendment that results in:

(i)	an increase in the common shares issuable under options granted pursuant to the Amended 2010 Plan;

(j)	a change in the persons who qualify as participants eligible to participate under the Amended 2010 Plan;

(k)	a reduction in the exercise price of an option;

(l)	the cancellation and reissuance of any option;

(m)	the extension of the term of an option;

(n)	a change in the insider participation limit contained in subsection 5.1(b);

(o)	options becoming transferable or assignable other than for the purposes described in section 10; and

(p)	a change in the amendment provisions contained in section 16.

The Amended 2010 Plan has been accepted for filing by the TSX, subject to the approval thereof by the shareholders at the Meeting.

Outstanding Options

As at September 24, 2013, there were incentive stock options outstanding under the 2010 Plan to purchase an aggregate of 6,175,234 common shares, representing 94.73% of the available options, and 9.47% of the issued capital, as at that date, all of which are governed by the 2010 Plan and which, subject to the approval of the Amended 2010 Plan by the shareholders at the Meeting, will be governed by the Amended 2010 Plan).  As at September 24, 2013, a total of 6,518,503 options (representing 10% of the outstanding capital as at that date) are permitted to be granted under the 2010 Plan (and, if the Amended 2010 Plan is approved by the shareholders, under the Amended 2010 Plan), and therefore an additional 343,269 options (representing 0.52% of the outstanding capital as at that date) are available for grant under the 2010 Plan as at that date (and will be available under the Amended 2010 Plan, subject to the approval thereof by the shareholders at the Meeting).  There were no amendments to the terms of any previously granted options during the financial year ended May 31, 2013.

TSX Approval

The TSX requires the approval of unallocated options every three years.  If approval is not received from the TSX, the Company may not grant any options or reallocate expired options until approval has been received.  All outstanding options will be unaffected if approval is not received.

Shareholder Approval

The shareholders of the Company will be asked to pass the following ordinary resolution, in substantially the following form, approving the Amended 2010 Plan:

Approval of Amended 2010 Incentive Stock Option Plan

“RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1.	the 2010 incentive stock option plan of the Company, as amended on September 24, 2013, (the “Amended 2010 Plan”) be and is hereby approved, ratified and confirmed;

2.
the Company be and is hereby authorized to grant stock options pursuant to the terms and conditions of the Amended 2010 Plan equal in number up to an aggregate fixed percentage of 10% of the issued capital of the Company at the time of grant of any stock option from time to time, and all unallocated stock options issuable pursuant to the Amended 2010 Plan be and are hereby specifically authorized and approved until October 29, 2016;

3.	the Amended 2010 Plan shall become effective as of October 29, 2013 and shall require re-approval by the shareholders on or before October 29, 2016 in order to remain effective past that date; and

4.
the directors of the Company are hereby authorized to make such amendments to the Amended 2010 Plan as the directors of the Company may, in their sole discretion, determine are necessary, desirable or useful, to the extent permitted under the Amended 2010 Plan, including, without limiting the generality thereof, authority, from time to time, to make amendments to the Amended 2010 Plan without the approval of or further authority from the shareholders of the Company, but only as specifically permitted in the Amended 2010 Plan.

The Board considers that the ability to grant incentive stock options is an important component of its compensation strategy and is necessary to enable the Company to compete for and attract and retain qualified directors, officers, employees and consultants in the industry in which the Company operates.

The Board therefore recommends that shareholders vote “For” the resolution approving the Company’s Amended 2010 Incentive Stock Option Plan.  If the Amended 2010 Plan is not approved by the shareholders, existing options will not be affected and will continue to be governed by the 2010 Plan, but the amendments to the 2010 Plan will not be implemented and the Company will not be entitled to grant additional options, and exercised, expired or terminated options will not be available for re-grant, under the 2010 Plan.

Amendment to the Company’s Articles to Implement Advance Notice Provisions Regarding Election of Directors

Background

On September 24, 2013, the Board determined that it would be appropriate and in the best interests of the Company to implement a requirement for advance notice in connection with the election of directors.  The Board considered whether such advance notice requirements would be best adopted by way of a policy of the Board or by an actual amendment to the Company’s articles, and concluded that the appropriate method would be to amend the Company’s articles to include advance notice provisions (“Advance Notice Provisions”).  By incorporating the Advance Notice Provisions into the articles, as opposed to through the implementation of a Board policy, only the shareholders (and not the Board) will be able to remove or amend the Advance Notice Provisions in the future.

Purpose of the Advance Notice Provisions

The purpose of the Advance Notice Provisions is to provide shareholders, directors and management of the Company with direction on the procedure for shareholder nomination of directors.  The Advance Notice Provisions are the framework pursuant to which the Company fixes a deadline by which holders of record of common shares must submit director nominations to the Company prior to any annual or special meeting of shareholders and set forth the information that a shareholder must include in the notice to the Company for the nomination notice to be in proper written form.

Effect of the Advance Notice Provisions

Subject only to the BCBCA, the Advance Notice Provisions incorporated into the Company’s Articles provide that only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company.  Nominations of persons for election to the Board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(a)           by or at the direction of the Board, including pursuant to a notice of meeting;

(b)
by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the BCBCA, or a requisition of the shareholders made in accordance with the provisions of the BCBCA; or

(c)           by any person (a “Nominating Shareholder”):

(i)
who, at the close of business on the date of the giving of the notice provided for below in the Advance Notice Provisions and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting, and

(ii)	who complies with the notice procedures set forth in the Advance Notice Provisions.

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company at the principal executive offices of the Company.

To be timely, a Nominating Shareholder’s notice to the Secretary of the Company must be made:

(a)
in the case of an annual meeting of shareholders, not less than thirty (30) nor more than sixty-five (65) days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)
in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder’s notice as described above.

To be in proper written form, a Nominating Shareholder’s notice to the Secretary of the Company must set forth:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(i)           the name, age, business address and residential address of the person,

(ii)
the present principal occupation, business or employment of the person within the preceding five years, as well as the name and principal business of any company in which such employment is carried on,

(iii)	the citizenship of such person,

(iv)
the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date has been made publicly available and has occurred) and as of the date of such notice, and

(iv)
any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the BCBCA and Applicable Securities Laws (as defined below); and

(b)
as to the Nominating Shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the BCBCA and Applicable Securities Laws (as defined below).

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.  No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of the Advance Notice Provisions; provided however, that nothing in the Advance Notice Provisions shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the provisions of the BCBCA.

The Chairman of the meeting will have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Advance Notice Provisions and, if any proposed nomination is not in compliance with such provisions, to declare that such defective nomination is to be disregarded.

For purposes of the Advance Notice Provisions:

(a)
“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada in which the Company is a reporting issuer, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada in which the Company is a reporting issuer; and

(b)
“public announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

Notwithstanding any other provision of the Advance Notice Provisions, notice given to the Secretary of the Company pursuant to the Advance Notice Provisions may only be given by personal delivery or facsimile transmission , and shall be deemed to have been given and made only at the time it is served by personal delivery or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Secretary at the address of the principal executive offices of the Company; provided that if such delivery or facsimile transmission is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in the Advance Notice Provisions.

In order to implement the Advance Notice Provisions, the shareholders of the Company will be asked to consider and, if thought fit, pass an ordinary resolution (the “Advance Notice Resolution”), with or without variation, to amend the Company’s current articles, the text of which is attached as Schedule “C” to this Information Circular.  If the Advance Notice Resolution is passed, the amendment to the articles will become effective on the date and time that the resolution is received for deposit at the Company's records office, which the Company anticipates will be within seven (7) days after the Meeting.

Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote FOR the Advance Notice Resolution.

The Board recommends voting in favour of the Advance Notice Resolution.

ANY OTHER MATTERS

Management of the Company knows of no matters to come before the meeting other than those referred to in the Notice of Meeting accompanying this Information Circular.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com  under “Company Profiles – Corvus Gold Inc.”.  The Company’s financial information is provided in the Company’s comparative financial statements and related management discussion and analysis for its most recently completed financial year and interim period and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company’s financial statements and related management discussion and analysis by contacting the Vice-President of the Company at Suite 2300 – 1177 West Hastings Street, Vancouver, B.C., CANADA  V6E 2K3.

SCHEDULE “A”
STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Company.  The Board is committed to sound corporate governance practices that are both in the interest of its shareholders and contribute to effective and efficient decision making.  National Policy 58-201 Corporate Governance Guidelines establishes corporate governance guidelines that apply to all public companies.  The Company has reviewed its own corporate governance practices in light of these guidelines.  In certain cases, the Company’s practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted.  National Instrument 58-101 mandates disclosure of corporate governance practices for non-Venture Issuers in Form 58-101F1, which disclosure is set out below.

Board of Directors

The Board is currently composed of six (6) directors.  All of the proposed nominees for election as directors at the 2013 Annual General Meeting are current directors of the Company.  NP 58-201 suggests that the board of directors of every listed company should be constituted with a majority of individuals who qualify as “independent” directors under National Instrument 52-110 “Audit Committees” (“NI 52-110”), which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company.  “Material relationship” is defined as a relationship that could, in the view of a company’s board of directors, reasonably interfere with the exercise of a director’s independent judgment.  Of the proposed nominees, one, being Jeffrey Pontius, the Chief Executive Officer of the Company, is an “inside” or management director.  The five (5) remaining current directors/nominees are considered by the Board to be “independent”, within the meaning of NI 52-110.

The following directors and proposed directors of the Company are directors of other reporting issuers (as at September 24, 2013):

Name of Director	Other Reporting Issuers	Exchange
Steven Aaker	Nil	N/A
Anton Drescher	Dorato Resources Inc. Trevali Mining Corporation Oculus VisionTech Inc. Ravencrest Resources Inc. International Tower Hill Mines Ltd.	TSXV TSX TSXV CNSX TSX
Catherine Gignac	Trevali Mining Corporation St. Andrews Goldfields Ltd. Azul Ventures Inc.	TSX TSX TSXV
Rowland Perkins	Oculus VisionTech Inc. Strikepoint Gold Inc. River Wild Exploration Inc. Dorato Resources Inc.	TSXV TSXV CNSX TSXV
Jeffrey Pontius	Redstar Gold Corp.	TSXV
Edward Yarrow	Wildcat Exploration Ltd.	TSXV

The positions of Chair and CEO are separate, and the Chair is an independent director.  While the Board has not developed a formal position description for the Chair, it considers that the Chair’s role is to provide independent leadership to the Board, a function the Board believes Mr. Perkins, by virtue of his experience as a director of several public natural resource companies, is qualified to provide.  In addition, the Board believes that its current composition, in which only one of the directors is a member of management, also serves to ensure that the Board can function independently of management.  The independent directors exercise their responsibilities for independent oversight of management through their majority position on the Board and ability to meet independently of management whenever deemed necessary by any independent director.

Each member of the Board understands that he is entitled, at the cost of the Company, to seek the advice of an independent expert (including legal counsel) if he reasonably considers it warranted under the circumstances.  No director chose to do so during the financial year ended May 31, 2013.

The attendance record of each director at full board meetings and with respect to meetings of any committees of which he is a member since June 1, 2012 (being the date of the commencement of the last fiscal year) up to the date of this Information Circular are as follows:

Name of Director	Full Board Meetings (7 total)	Audit Committee (4 total)
Steve Aaker	7	N/A
Daniel Carriere(1)	3	1
Tony Drescher	7	4
Catherine Gignac(2)	1	N/A
Rowland Perkins	7	4
Jeffrey Pontius	7	N/A
Edward Yarrow(3)	6	2

(1)
Mr. Carriere resigned as a director on May 16, 2013 and was only an incumbent director for six of the seven board meetings.  Mr. Carriere ceased as a member of the audit committee on October 16, 2012 and was only a member of the audit committee for one of the four audit committee meetings.

(2)	Ms. Gignac was appointed as a director on August 16, 2013, and was only an incumbent director for one of the seven board meetings.

(3)	Mr. Yarrow was appointed as a member of the audit committee on October 16, 2012, and was only a member of the audit committee for three of the four meetings.

Mandate of the Board

The Board has not adopted a written mandate.  The mandate of the Board, as prescribed by the Business Corporations Act (British Columbia), is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company.  In doing so, the Board oversees the management of the Company’s affairs directly and through the operation of its standing committees.  In fulfilling its mandate, the Board, among other matters, is responsible for reviewing and approving the Company’s overall business strategies and its annual business plan, reviewing and approving the annual corporate budget and forecast, reviewing and approving significant capital investments outside the approved budget; reviewing major strategic initiatives to ensure that the Company’s proposed actions accord with its stated shareholder objectives; reviewing succession planning; assessing management’s performance; reviewing and approving the financial statements, reports and other disclosure issued to shareholders; ensuring the effective operation of the Board; and

safeguarding shareholders’ equity interests through the optimum utilization of the Company’s capital resources.  The Board also takes responsibility for identifying the principal risks of the Company’s business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable.  At this stage of the Company’s development, the Board does not believe it is necessary to adopt a written mandate, as sufficient guidance is found in the applicable corporate legislation and regulatory policies.

In keeping with its overall responsibility for the stewardship of the Company, the Board is responsible for the integrity of the Company’s internal control and management information systems (primarily through the Audit Committee) and for the Company’s policies respecting corporate disclosure and communications.

Position Descriptions

The Board has not developed a written position for the Chair of the Board, for the Chair of any of its standing committees, or for the CEO.  To date, given the size of the Company and its stage of development, the Board does not believe that formal written position descriptions of the position of the Chair of the Board, of the Chair of each standing committee and for the CEO are required, and that good business practices and the common law provide guidance as to what is expected of each of such positions.

The general duties of the CEO are as set forth in the existing employment agreement between the CEO and the Company, which were developed by the Board, in consultation with the CEO, at the time the agreement was entered into, and set forth the expectations of the role and position to be fulfilled by the CEO.  Pursuant to the employment agreement, the Company (acting through the Board) has the ability to modify such duties as required, but it has not found it necessary to do so.

Orientation and Continuing Education

At the current time, the Board provides ad hoc orientation for new directors.  New directors are briefed on strategic plans, short, medium and long term corporate objectives, the Company’s current mineral properties and ongoing exploration programs, business risks and mitigation strategies, corporate governance guidelines and existing company policies, and tour the Company’s material mineral projects.  However, there is no formal orientation for new members of the Board, and this is considered to be appropriate, given the Company’s size and current level of operations, and the low Board turnover.  Given the low board turn-over (all directors except Ms. Gignac have been directors since August 25, 2010), this approach is considered appropriate.  However, if the growth of the Company’s operations or significant board turnover in the future warrants it, the Board would consider implementing a formal orientation process.

The skills and knowledge of the Board as a whole is such that no formal continuing education process is currently deemed required.  The Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience in the mineral exploration and mining industry and running and managing public companies in the natural resource sector, and several directors are also directors of other natural resource companies.  Board members are encouraged to communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation, with management’s assistance.  The Company will pay the reasonable costs of attendance by directors at continuing education courses and seminars with respect to corporate governance, directors’ duties and obligations and similar matters.  Board members have full access to the Company’s records.  Reference is made to the table under the heading “Election of Directors” for a description of the current principal occupations of the members of the Board.

Ethical Business Conduct

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company’s business plan and to meet performance goals and objectives according to the highest ethical standards.  To this end, in September 2010 the Board adopted a “Code of Business Conduct and Ethics” for its directors, officers and employees and, in appropriate cases, consultants.  Interested shareholders may obtain a copy at www.sedar.com.  Pursuant to the Code, the Company has appointed its Vice-President and General Counsel to serve as the Company’s Ethics Officer to ensure adherence to the Code, reporting directly to the Board.  Training in the Code is included in the orientation of new employees and, to ensure familiarity with the Code, directors, officers and employees are asked to read the Code and sign a Compliance Certificate annually.  Directors, officers and employees are required to report any known violations of the Code to the Vice-President and General Counsel or the Chairman of the Audit Committee or, alternately, to the Company’s outside U.S. or Canadian counsel.

There have not been, since the beginning of the Company’s most recent fiscal year, any material change reports filed that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

In addition to the provisions of the Code, directors and senior officers are bound by the provisions of the Company’s Articles and the Business Corporations Act (British Columbia) which set forth how any conflicts of interest are to be dealt with.  In particular, any director who has a material interest in a particular transaction is required to disclose such interest and to refrain from voting with respect to the approval of any such transaction.

In September, 2010, the Board also adopted a “Share Trading Policy”, which prescribes rules with respect to trading in securities of the Company where there is any undisclosed material information or a pending material development.  Strict compliance with the provisions of this policy is required, with a view to enhancing investor confidence in the Company’s securities and contributing to ethical business conduct by the Company’s personnel.

In September, 2010, the Board also created a Sustainable Development Committee in order to reflect the Company’s continuing commitment to improving the environment and ensuring that its activities are carried out in a safe, sustainable and environmentally sound manner (see “Other Board Committees” below).

Nomination of Directors

The Corporate Governance and Nominating Committee (“CGNC”) of the Board (in which all members are independent) is responsible for reviewing proposals for new nominees to the Board, and conducting such background reviews, assessments, interviews and other procedures as it believes necessary to ascertain the suitability of a particular nominee.  The selection of potential nominees for review by the CGNC are generally the result of recruitment efforts by the individual Board members or the CEO, including both formal and informal discussions among Board members and with the CEO, and are usually based upon the desire to have a specific set of skills or expertise included on the Board.

The appointment of new directors (either to fill vacancies or to add additional directors as permitted by applicable corporate legislation) or the nomination for election as a director of a person not currently a director by the shareholders at an annual general meeting is carried out by the Board, based on the recommendation of the CGNC.  Once the names of any suggested nominees are provided to the CGNC, it then carries out such reviews as it determines to be appropriate (which may include interviews with the proposed nominee) to determine if the proposed nominee is an appropriate “fit” for election to the Board.  The CGNC then makes a recommendation to the full Board as to the nomination (or otherwise) of the identified individual for election as a director, for appointment as a replacement for a director who has resigned or for appointment as an additional director, as applicable.  In addition, prior to each AGM, the CGNC carries out a review of the then current board composition and makes recommendations as to the individuals (whether existing directors or non-directors) it considers should be nominated for election as a director at the upcoming AGM.

Details with respect to the mandate and powers of the CGNC are given below under “Other Board Committees”.

Majority Voting Policy

On September 24, 2013, the Board adopted a majority voting policy.  Pursuant to the majority voting policy, the form of proxy for meetings of the shareholders of the Company at which directors are to be elected provide the option of voting in favour, or withholding from voting, for each individual nominee to the Board.  If, with respect to any particular nominee, the number of shares withheld from voting in respect of such nominee exceeds the number of shares voted in favour of such nominee, then the nominee will be considered to have not received the support of the shareholders, and such nominee is expected to submit his or her resignation to the Board, to take effect on acceptance by the Board.  The CGNC will review any such resignation and make a recommendation to the Board regarding whether or not such resignation should be accepted.  The Board will determine whether to accept the resignation within 90 days following the shareholders’ meeting.  If the resignation is accepted, subject to any corporate law restrictions, the Board may:

(a)	leave the resultant vacancy in the Board unfilled until the next annual meeting of shareholders of the Company;

(b)	fill the vacancy by appointing a director whom the Board considers to merit the confidence of the shareholders; or

(c)	call a special meeting of the shareholders of the Company to consider the election of a nominee recommended by the Board to fill the vacant position.

Directors who do not submit their resignation in accordance with the majority voting policy will not be re-nominated for election at the next shareholders’ meeting.  The majority voting policy applies only in the case of an uncontested shareholders’ meeting, meaning a meeting where the number of nominees for election as directors is equal to the number of directors to be elected.

Compensation

See “Executive Compensation” for information with respect to the Compensation Committee and the committee’s approach to the compensation of directors.

Other Board Committees

Committees of the Board are an integral part of the Company’s governance structure.  At the present time, the Board has the following standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Sustainable Development Committee.

Disclosure with respect to the Audit Committee, as required by NI 52-110, is contained in Item 17 and Schedule “A” of the Company’s 2013 Annual Information Form dated August 27, 2013, and with respect to the Compensation Committee is contained in the information circular to which this Schedule “A” is attached under the heading “Compensation Committee”.  Details of the composition and function of the remaining standing committees of the Board, as at the date of this Information Circular, is as follows:

Sustainable Development Committee (“SDC”)

Edward Yarrow (Chair)
Jeffrey Pontius
Steve Aaker

The SDC has a written charter.  The overall purpose of the SDC is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s continuing commitment to improving the environment and ensuring that its activities are carried out, and that its facilities are operated and maintained, in a safe and environmentally sound manner and reflect the ideals and principles of sustainable development.  The primary function of the SDC is to monitor, review and provide oversight with respect to the Company’s policies, standards, accountabilities and programs relative to health, safety, community relations and environmental-related matters.  The SDC also advises the Board and makes recommendations for the Board’s consideration regarding health, safety, community relations and environmental-related issues.

Corporate Governance and Nominating Committee (“CGNC”)

Steve Aaker (Chair)
Catherine Gignac
Rowland Perkins

The CGNC has a written charter.  The role of the CGNC is to (1) develop and monitor the effectiveness of the Company’s system of corporate governance; (2) establish procedures for the identification of new nominees to the Board and lead the candidate selection process; (3) develop and implement orientation procedures for new directors; (4) assess the effectiveness of directors, the Board and the various committees of the Board; (5) ensure appropriate corporate governance and the proper delineation of the roles, duties and responsibilities of management, the Board and its committees; and (6) assist the Board in setting the objectives of the CEO and evaluating the performance of the CEO.

Assessments

The Board has not, as yet, formally assessed its performance or the performance of individual directors or committee members or their contributions.  The CGNC has, as part of its mandate, the responsibility for producing reports with respect to performance evaluations of the CEO, the Board as a whole, the individual committees of the Board and individual directors, on an annual basis.  The CGNC is in the process of determining the appropriate processes for such evaluations, and is reviewing the processes adopted by similar sized public natural resource companies in order to assist it in this regard.

SCHEDULE “B”

[Blacklined Form of Amended 2010 Option Plan]

SCHEDULE “C”

FORM OF ADVANCE NOTICE RESOLUTION

“WHEREAS the Company wishes to amend its Articles to add certain provisions to provide shareholders, directors and management of the Company with direction on the procedure for shareholder nomination of directors and to provide a framework under which a deadline is fixed by which holders of record of common shares of the Company must submit written director nominations to the Company prior to any annual or special meeting of shareholders and to sets forth the information that a shareholder must include in the written nomination notice to the Company in order for that notice to be in proper written form.

NOW THEREFORE BE IT RESOLVED, as an ordinary resolution, that:

1.           The Company is hereby authorized to amend the Articles of the Company by adding the following provision to the Articles of the Company as Article 14.12:

“14.12	Nomination of Directors

(1)
Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company.  Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(a)           by or at the direction of the board, including pursuant to a notice of meeting;

(b)
by or at the direction or request of one or more shareholders pursuant  to a “proposal” made in accordance with Division 7 of Part 5 of the Business Corporations Act, or a requisition of the shareholders made in accordance with section 167 of the Business Corporations Act; or

(c)	by any person (a “Nominating Shareholder”):

(i)
who, at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for below in this Article 14.12 and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting, and

(ii)	who complies with the notice procedures set forth below in this Article 14.12.

(2)
In addition to any other requirements under applicable laws, for a nomination to be made by Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with paragraph 3 below) and in proper written form (in accordance with paragraph 4 below) to the Secretary of the Company at the principal executive offices of the Company.

(3)	To be timely, a Nominating Shareholder’s notice to the Secretary of the Company must be made:

(a)
in the case of an annual meeting of shareholders, not less than thirty (30) nor more than sixty-five (65) days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than fifty (50) days after the date (the “Notice Date”) on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)
in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

The time periods for the giving of a Nominating Shareholder’s notice set forth above shall in all cases be determined based on the original date of the applicable annual meeting or special meeting of shareholders, and in no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of such notice.

(4)	To be in proper written form, a Nominating Shareholder’s notice to the Secretary of the Company must set forth:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(i)	the name, age, business address and residential address of the person,

(ii)
the present principal occupation, business or employment of the person within the preceding five years, as well as the name and principal business of any company in which such employment is carried on,

(iii)	the citizenship of such person,

(iv)
the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice, and

(v)
any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws (as defined below); and

(b)
as to the Nominating Shareholder giving the notice, full particulars regarding any proxy, contract, agreement, arrangement or understanding  pursuant to which such Nominating Shareholder has a right to vote or direct the voting of any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Business Corporations Act and Applicable Securities Laws (as defined below).

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee.

(5)
No person shall be eligible for election as a director unless nominated in accordance with the provisions of this Article 14.12; provided, however, that nothing in this Article 14.12 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors)

at a meeting of shareholders of any matter that is properly before such meeting pursuant to the provisions of the Business Corporations Act or the discretion of the Chairman of the meeting. The Chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(6)	For purposes of this Article 14.12:

(a)
“Applicable Securities Laws” means the applicable securities legislation of each province and territory of Canada in which the Company is a reporting issuer, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada in which the Company is a reporting issuer; and

(b)
“public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com.

(7)
Notwithstanding any other provision of this Article 14.12, notice given to the Secretary of the Company pursuant to this Article 14.12 may only be given by personal delivery or facsimile transmission, and shall be deemed to have been given and made only at the time it is served by personal delivery to the Secretary at the address of the principal executive offices of the Company or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or facsimile communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

(8)	Notwithstanding the foregoing, the Board may, in its sole distraction, waive any requirement in this Article 14.12.”; and

2.           Any director or officer of the Company is hereby authorized and directed for and in the name of and on behalf of the Company to execute or cause to be executed, whether under corporate seal of the Company or otherwise, and to deliver or make or cause to be delivered or made all such filings and documents, and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in connection with the foregoing.”